As filed with the Securities and Exchange Commission on September 21, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NAYAX LTD.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Arik Einstein Street, Bldg. B, 1st Floor

Herzliya 4659071, Israel

(Address of Principal Executive Offices)

Nayax Ltd. 2013 Share Option Plan

Nayax Ltd. Global Equity Incentive Plan (2018)

(Full Title of the Plans)

Nayax LLC

Executive Plaza 1, 11350 McCormick Road, Suite 1004,
Hunt Valley, Maryland 21031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Kaplan
Pedro J. Bermeo

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

(a)	The registrant’s effective registration statement on Form 20-F filed with the SEC on September 12, 2022.
(b)	The description of the registrant’s ordinary shares contained in its registration statement on Form 20-F filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 12, 2022 and any amendment or report filed with the SEC for the purpose of updating the description.

To the extent that any information contained in any report on Form 6-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any report on Form 6-K furnished by the registrant to the Commission after the date of this Registration Statement (or a portion thereof) is incorporated by reference in this Registration Statement only to the extent that the report expressly states that the registrant incorporates it (or such portions) by reference in this Registration Statement and it is not subsequently superseded.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law – 1999 (the "Companies Law"), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages as a result of a breach of the duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, and it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder.

We have entered into agreements with certain of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

Directors and officers are entitled under the Company's compensation policy to benefit from coverage of a directors’ and officers’ insurance liability insurance policy, including from coverage of a POSI (Public Offering of Securities Insurance) policy, which the Company shall acquire from time to time. Pursuant to the compensation policy, (i) the insurer’s liability limit in the framework of each insurance policy shall not exceed $35 million per event and for the insurance period; (ii) the cost of the annual premium to be paid by the Company to the insurance company for each insurance policy, as well as the deductible amounts to be determined in the framework of each policy, shall be in accordance with market conditions at the time of preparing each policy, as long as the cost is immaterial to the Company; and (iii) the Company shall be allowed to acquire, at its discretion, a run-off insurance policy for directors and officers of the Company, for a period of no more than seven years, as long as the cost of the annual premium to be paid by the Company to the insurance company for such policy, as well as the deductible amounts to be determined in the framework of such policy, shall be in accordance with market conditions at the time of preparing the policy. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholders’ Agreement among Amir Nechmad, Yair Nechmad, Yair Nechmad Ltd. and David Ben-Avi, dated March 9, 2021 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 20-F (File No. 001-41491), filed with the SEC on September 2, 2022).

4.2	Registration Rights Agreement, among Nayax Ltd., Amir Nechmad, Yair Nechmad and David Ben-Avi, dated as of May 4, 2021 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 20-F (File No. 001-41491), filed with the SEC on September 2, 2022).

5.1*	Opinion of Herzog Fox & Neeman

23.1*	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

23.2*	Consent of Herzog Fox & Neeman (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1*	Nayax Ltd. 2013 Share Option Plan.

99.2*	Nayax Ltd. Global Equity Incentive Plan (2018)

107.1*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Herzliya, Israel, on the 21st day of September 2022.

NAYAX LTD.

By:	/s/ Yair Nechmad
Yair Nechmad
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Yair Nechmad and Sagit Manor, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Yair Nechmad	Chief Executive Officer and Chairman	September 21, 2022
Yair Nechmad	(Principal Executive Officer)

/s/ Sagit Manor	Chief Financial Officer (Principal	September 21, 2022
Sagit Manor	Financial and Accounting Officer)

/s/ Amir Nechmad	Director	September 21, 2022
Amir Nechmad

/s/ David Ben-Avi	Director	September 21, 2022
David Ben-Avi

/s/ Rina Shafir	Director	September 21, 2022
Rina Shafir

/s/ Vered Raz Avayo	Director	September 21, 2022
Vered Raz Avayo

/s/ Elon Shalev	Director	September 21, 2022
Elon Shalev

/s/ Reuven Ben Menachem	Director	September 21, 2022
Reuven Ben Menachem

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Nayax Ltd., has signed this Registration Statement in the city of Hunt Valley, Maryland on the 21st day of September 2022.

Nayax Ltd.

By:	/s/ Carly Furman
Name:	Carly Furman
Title:	Authorized Representative in the United States